Patrick M. Fahey Chairman and CEO Frontier Financial Corporation
425-514-0700

NEWS RELEASE

For release September 22, 2009

FRONTIER FINANCIAL CORPORATION RECEIVES NASDAQ NOTICE
OF MINIMUM BID PRICE NONCOMPLIANCE

EVERETT, WA – September 22, 2009 – On September 15, 2009 Frontier Financial Corporation (Nasdaq: FTBK) received notice from the Nasdaq Stock Market stating that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1).  The notification letter has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Market.  Frontier’s common stock will continue to trade on the NASDAQ Global Market under the symbol FTBK.

The notification letter states that Frontier will be afforded 180 calendar days, or until March 15, 2010, to regain compliance with the minimum closing bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days.  Nasdaq may, in its discretion, require the Company’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive days, before determining that the Company has demonstrated an ability to maintain long-term compliance.

If the Company does not regain compliance by March 15, 2010, Nasdaq will provide written notification to the Company that the Company’s common stock will be delisted.  At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel.  Alternatively, the Company could apply to transfer its common stock to The NASDAQ Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The NASDAQ Capital Market set forth in Marketplace Rule 5505.  If the Company were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The NASDAQ Capital Market.

The Company intends to actively monitor the bid price for its common stock between now and March 15, 2010, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

About Frontier

Frontier Financial Corporation is a Washington-based financial holding company, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of banking and financial services to businesses and individuals in its market area, including trust, cash management, and investment and insurance products.  Frontier operates 48 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, Whatcom counties in Washington and 3 offices in Oregon.  Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

This press release includes forward-looking statements and Frontier Financial Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe Frontier Financial Corporation’s expectations regarding future events, including the Company’s ability to attain compliance with certain NASDAQ rules.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely.  Additional information regarding risks and uncertainties is included in Frontier Financial Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  Frontier Financial Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.